DATA.WORLD INC.
2025 RESTRICTED STOCK UNIT PLAN

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. This Plan provides for the grant of Restricted Stock Units to acquire Shares. Capitalized terms not defined elsewhere in the text are defined in Section 18.

2.SHARES SUBJECT TO THE PLAN

2.1.Number of Shares Available. Subject to Sections 2.3 and 12 and any other applicable provisions hereof, the total number of Shares which may be available for grant and issuance pursuant to this Plan as of the Effective Date, may not exceed 25,000,000 Shares. Prior to any settlement of Awards under this Plan, the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan. Shares offered under this Plan may be authorized but unissued Shares.

2.2.Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares (a) are subject to Awards granted under this Plan that are forfeited to or repurchased by the Company or (b) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. In the event that Participant tenders or the Company withholds Shares to pay the withholding taxes due upon the settlement of an Award, (i) the full number of Shares, including such number of Shares used to pay the withholding taxes, shall reduce the Number of Shares available for issuance under the Plan and (ii) such number of Shares used to pay the withholding taxes shall not be added to the Shares authorized for grant under the Plan.

2.3.Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, and the number and class of Shares subject to other outstanding Awards, in each case, will be proportionately adjusted, subject to any required action by the shareholders of the Company and in compliance with applicable securities laws. Furthermore, if the Company's share capital is increased by a recapitalization from the Company’s funds, or if the Company’s share capital is decreased without a distribution of the Company’s funds, or in the event of any other change in the Parent’s registered share capital without consideration affecting the Shares, then the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, and the number and class of Shares subject to other outstanding Awards, in each case, will be proportionately adjusted, subject to any required action by the shareholders of the Company and in compliance with applicable securities laws

3.ELIGIBILITY. Awards may be granted to Employees, Consultants and Directors, provided that such Consultants and Directors render bona fide services and not in connection with the offer and sale of securities in a capital-raising transaction.

4.ADMINISTRATION.

4.1.Board; Authority. This Plan will be administered by the Board or any similar successor board or committee. The Board will have the authority to:

(1)construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;

(2)prescribe, amend, and rescind rules and regulations relating to this Plan or any Award granted hereunder;

(3)select persons to receive Awards;

(4)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, times when Awards may vest (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto;

(5)determine the number of Shares or other consideration subject to Awards;

(6)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(7)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, any other incentive or compensation plan of the Company or any Parent, Subsidiary, or Affiliate;

(8)grant waivers of Plan or Award conditions;

(9)determine the vesting, exercisability, and payment of Awards;

(10)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(11)determine whether an Award has been vested and/or earned;

(12)make all other determinations necessary or advisable for the administration of this Plan; and

(13)delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law.

4.2.Interpretation and Discretion. Any determination made by the Board with respect to any Award will be made in their sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Board for review. The resolution of such a dispute by the Board will be final and binding on the Company and the Participant. The Board may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

4.3.Documentation. Each grant of Restricted Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Restricted Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and which the Board deems appropriate for inclusion in an Award Agreement. The Award Agreement for a given Award, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.4.Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for Awards, the Board, in their sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify vesting conditions, and other terms and procedures to the extent the Board determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Board determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided that, it may not determine anything or vary from those terms which require shareholder approval pursuant to Section 14 last sentence.

5.RESTRICTED STOCK UNITS. The Awards granted pursuant to this Plan represent Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant or Director covering a number of Shares that may be settled by issuance of those Shares. All RSUs will be made pursuant to the Award Agreement.

5.1.Terms of RSUs. The Board will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU, (b) the vesting terms for the RSU, (c) the time or times during which the RSU may be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each RSU, provided that, no RSU will have a term longer than ten (10) years.

5.2.Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Board and set forth in the Award Agreement. The Board, in its sole discretion, may settle earned RSUs in cash, Shares or a combination of both.

5.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Board).

5.4.Payment for Restricted Stock Units. No cash consideration shall be required of the Participant in connection with the grant of Restricted Stock Units.

5.5.Vesting. Each Award Agreement shall specify the vesting requirements applicable to the Restricted Stock Units subject thereto, which the Board shall determine in its sole discretion.

6.TAXES. Whenever a tax event occurs in relation to an Award under the Plan, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to settlement of any Award.

7.TRANSFERABILITY. Unless determined otherwise by the Board, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Board makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Board deems appropriate.

8.VOTING AND DIVIDENDS. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to and duly subscribed by the Participant. After Shares are issued to and duly subscribed by the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

9.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Board may deem necessary or advisable, including restrictions under any applicable federal, state, or foreign securities law, or any rules, regulations, and other requirements of any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

10.APPLICABLE LAW AND OTHER REGULATORY COMPLIANCE. The grant of an Award to a Participant will not be effective unless the grant of such Award is in compliance with all applicable laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under applicable laws or ruling of any governmental body that the Company determines to be necessary or advisable.

11.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.

12.CORPORATE TRANSACTIONS.

12.1.Assumption or Replacement of Awards by Successor Corporation. In the event of a Corporate Transaction any or all outstanding Awards shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or all portions of an Award) in an identical manner. The treatment specified in the transaction agreement or as determined by the Board may include (without limitation) one or more of the following with respect to each outstanding Award, subject to obtaining any required consents from the affected Participant and/or the successor or acquiring corporation (if any) to the extent required by applicable law: (a) the Successor Corporation may assume or replace the Plan, which assumption or replacement shall be binding on all Participants; (b) the Successor Corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards); and (c) the Successor Corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction and then such Awards will terminate. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.

13.GOVERNING LAW. This Plan and all Awards granted hereunder, including the applicable Award Agreement(s), will be governed by and construed in accordance with the laws of Delaware.

14.AMENDMENT OR TERMINATION OF PLAN, SHAREHOLDER APPROVAL. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval, provided further that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Board. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule. To the extent require by applicable law, the Plan, or any amendment thereto, will be subject to the approval of the Company’s shareholders prior to its adoption or any amendment thereto.

15.INSIDER TRADING POLICY. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

16.ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

17.TERM OF PLAN. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. After this Plan is terminated or expires, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

18.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

18.1.“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Board, whether now or hereafter existing.

18.2.“Award” means any award of RSUs under the Plan.

18.3.“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto, and which will comply with and be subject to the terms and conditions of this Plan.

18.4.“Board” means the Company's board of directors.

18.5.“Company” means data.world, Inc., a Delaware public benefit corporation.

18.6.“Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.

18.7.“Corporate Transaction” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

18.8.“Director” means a member of the Board.

18.9.“Effective Date” means the date the Plan is approved by the Board and the shareholders of the Company.

18.10.“Employee” means any person, including officers and directors, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate. Neither service as a director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

18.11.“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(1)if such Share is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Share is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board deems reliable;

(2)if such Share is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(3)by the Board in good faith.

18.12.“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

18.13.“Participant” means a person who holds an Award under this Plan.

18.14.“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

18.15.“Plan” means this data.world, Inc.2025 Restricted Stock Unit Plan.

18.16.“Restricted Stock Unit” or “RSU” means an Award as defined in Section 5 and granted under the Plan.

18.17.“Service” will mean service as an Employee, Consultant or Director to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. In the case of any Employee on an approved leave of absence, or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Board may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate, or during such change in working hours, as it may deem appropriate. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant or Director (or vice versa) will not terminate the Participant’s Service, unless determined by the Board, in its sole discretion. The Board will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

18.18.“Shares” means the shares of Series E Preferred Stock in the Company with a special liquidation preference of $1.00 per share reserved for issuance under this Plan and any successor security.

18.19. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

18.20. “Successor Corporation” means the corporation or any of its affiliates acquiring the Company in a Corporation Transaction.